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EXHIBIT 18.1

Letter from Ernst & Young LLP,
Independent Registered Public Accounting Firm,
Regarding Change in Accounting Principle

March 3, 2014

Board of Directors
Steel Dynamics, Inc.
7575 West Jefferson Blvd.
Fort Wayne, IN 46804

Ladies and Gentlemen:

        Note 1 of Notes to the Consolidated Financial Statements of Steel Dynamics, Inc. (the "Company") included in its Form 10-K for the year ended December 31, 2013 describes a change in the method of accounting regarding the date of the Company's annual goodwill and indefinite-lived intangible asset impairment test for the OmniSource reporting unit from November 1 to the first day of the fourth quarter. There are no authoritative criteria for determining a 'preferable' impairment testing date based on the particular circumstances; however, we conclude that such a change is to an acceptable alternative which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Sincerely,

/s/ Ernst & Young LLP

Indianapolis, Indiana

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  EXHIBIT 18.1
Letter from Ernst & Young LLP, Independent Registered Public Accounting Firm, Regarding Change in Accounting Principle